Joint Filer Information

Name: Prentice Capital Management, LP

Address:  623 Fifth Avenue, 32nd Floor
    New York, New York 10022

Designated Filer: Michael Zimmerman

Issuer: dELiAs, Inc.

Date of Event Requiring Statement: September 20, 2011